     As filed with the Securities and Exchange Commission on April 25, 1996

                                                   Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ALBERTSON'S, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                              82-0184434
(STATE OR OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                            250 PARKCENTER BOULEVARD
                                   P.O. BOX 20
                               BOISE, IDAHO 83726
                                 (208) 385-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             THOMAS R. SALDIN, ESQ.
                    EXECUTIVE VICE PRESIDENT, ADMINISTRATION
                               AND GENERAL COUNSEL
                                ALBERTSON'S, INC.
                            250 PARKCENTER BOULEVARD
                                   P.O. BOX 20
                               BOISE, IDAHO 83726
                                 (208) 385-6200

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               JOHN A. FORE, ESQ.
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   / /

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   / /

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                 Proposed Maximum     Proposed Maximum
   Title of Each Class of       Amount to be      Offering Price     Aggregate Offering      Amount of
Securities to be Registered    Registered (1)      Per Unit (2)          Price (2)        Registration Fee
- ----------------------------------------------------------------------------------------------------------
Debt Securities (3)             $425,075,000           100%             $425,075,000          $146,578
==========================================================================================================

(1) Or, in the case of Debt Securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above.

(2) Exclusive of accrued interest, if any. These figures are estimates made solely for the purpose of computing the amount of registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3) Pursuant to Rule 429, Debt Securities having an aggregate initial offering price of $74,925,000 are being carried forward from Registration Statement No. 33-49329.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

     Pursuant to Rule 429, the prospectus herein also relates to an amount of Debt Securities having an aggregate initial offering price of $74,925,000 that have not been sold under Registration Statement No. 33-49329 on Form S-3.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED APRIL 25, 1996

                  [LOGO]

                                ALBERTSON'S, INC.

                                 DEBT SECURITIES

                                -----------------

     Albertson's, Inc. (the "Company") may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series with an aggregate initial offering price not to exceed $500,000,000. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

     The Company may sell Debt Securities to or through underwriters and may also sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or may be a group of underwriters represented by firms including one or more of such firms. Such firms may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 -----------------

     This Prospectus may not be used to consummate any sale of Debt Securities unless accompanied by a Prospectus Supplement.

                                -----------------

GOLDMAN, SACHS & CO.
                             J.P. MORGAN & CO.
                                                             MERRILL LYNCH & CO.

                 The date of this Prospectus is April ___, 1996

                              AVAILABLE INFORMATION

     Albertson's, Inc. ("Albertson's" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Incorporated, 115 Sansome Street, 8th Floor, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") with respect to the Debt Securities offered hereby under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1996, filed with the Commission pursuant to the Exchange Act, is incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Albertson's, Inc., 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726,
Attention: Corporate Secretary, telephone (208) 385-6200 or to Albertson's, Inc., c/o Registration Department, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Donald T. Hansen, telephone (212) 902-6685.

                                   THE COMPANY

     Albertson's is one of the largest retail food-drug chain in the United States based on sales. As of February 1, 1996, the Company operated 764 stores in 19 Western, Midwestern and Southern states and employed approximately 80,000 people. The Company's retail operations are supported by 12 Company-owned distribution centers.

     All of the Company's stores carry a broad range of national brands and offer private label items when they are a value to the consumer. The Company emphasizes everyday low prices, large up-to-date facilities, first-class perishable and specialty departments, cleanliness and customer service.

     The Company operates three basic store formats:

     Combination food-drug stores -- Combination stores are super grocery/super drugstores under one roof. Most offer prescription drugs, a large selection of cosmetics and non-foods in addition to specialty departments such as service seafood and meat, bakery, lobby and service delicatessen. As of February 1, 1996, the Company operated 646 combination food-drug stores. These stores range in size from 35,000 to 75,000 square feet and account for approximately 89% of the Company's total retail square footage.

     Conventional supermarkets -- Conventional supermarkets are supermarkets that offer a full selection in the basic departments of grocery, meat, produce and dairy. Many also have in-store bakeries and service delicatessens. As of February 1, 1996, the Company operated 78 conventional stores. These stores range in size from 15,000 to 35,000 square feet and account for approximately 6% of the Company's total retail square footage.

     Max stores -- Max stores are no-frills stores that offer shoppers the opportunity to save by buying in quantity. Special emphasis is placed on quality meat and produce at discount prices. As of February 1, 1996, the Company operated 40 warehouse stores primarily under the name "Max Food and Drug." These stores range in size from 17,000 to 73,000 square feet and account for approximately 5% of the Company's total retail square footage.

     The Company is committed to maintaining a modern store base, with an emphasis on larger stores. All existing stores are continually evaluated, with marginal performers closed and either leased, subleased or sold. As of February 1, 1996, approximately 95% of the Company's total retail square footage had been opened or remodeled in the prior ten years. The Company currently operates over 7 million square feet of distribution facilities that supply approximately 77% of all products purchased by the Company's retail stores.

     Albertson's is a Delaware corporation organized as a successor to a business founded by J. A. Albertson in 1939. Albertson's principal executive offices are located at 250 Parkcenter Boulevard, Boise, Idaho 83706, and its telephone number is (208) 385-6200.

                                 USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include the payment of outstanding indebtedness, the financing of capital expenditures and acquisitions and the purchase and retirement of the Company's common stock. When a particular series of Debt Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated. Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor.

                                      52 WEEKS   52 WEEKS  53 WEEKS  52 WEEKS  52 WEEKS
                                       ENDED      ENDED     ENDED     ENDED     ENDED
                                      JAN. 30,   JAN. 28,   FEB. 3,  FEB. 2,   FEB. 1,
                                        1992       1993      1994      1995      1996
                                      -------------------------------------------------

Ratio of Earnings to Fixed Charges      7.26       6.19      6.96      7.45      8.16

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the terms of the debentures, notes and/or other unsecured evidences of indebtedness offered hereby (the "Debt Securities") sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities will be issued under an Indenture, dated as of May
1, 1992 (the "Indenture"), between the Company and First Trust of New York, N.A., as Trustee (the "Trustee" as successor in interest to the corporate trust business of Morgan Guaranty Trust Company of New York), a copy of which is filed as an exhibit to this Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by, reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such provisions or defined terms are incorporated herein or therein by reference. Section and Article references used herein are references to the Indenture.

GENERAL

     The Debt Securities will be senior unsecured general obligations of the Company that will rank on a parity with other senior unsecured indebtedness of the Company from time to time outstanding. The Debt Securities offered by this Prospectus will be limited to $500,000,000 aggregate principal amount (based on the aggregate initial public offering price of such Debt Securities), although the Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series.

     Reference is made to the applicable Prospectus Supplement for a description of the following terms of the series of Debt Securities ("Offered Securities") in respect of which this Prospectus is being delivered: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the person to whom any interest on any Offered Security shall be payable, if other than the person in whose name the Offered Security is registered on the Regular Record Date; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates at which the Offered Securities will bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which any interest will accrue, the Interest Payment Dates on which any such interest on the Offered Securities will be payable and the Regular Record Dates for interest payable on any such Interest Payment Dates; (6) the place or places where the principal of and any premium and interest on the Offered Securities will be payable; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part by the Company; (8) the obligation of the Company, if any, to redeem or repurchase the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders and the price or prices at which and the terms and conditions upon which such Offered Securities shall be redeemed or purchased, in whole or in part, and any provisions for the remarketing of such Offered Securities; (9) the denominations in which any Offered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the Offered Securities; (11) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which will be payable upon declaration of the acceleration of the Maturity thereof; (12) the applicability of any provisions described under "Certain Covenants of the Company"; (13) the applicability of any provisions described under "Defeasance and Covenant Defeasance"; (14) whether any of the Offered Securities are to be issuable in permanent global form; and, if so, the terms and conditions, if any, upon which interests in such Offered Securities in global form may be exchanged, in whole or in part, for the individual Offered Securities represented thereby; (15) any Events of Default with respect to the Offered Securities of such series, if not otherwise set forth under "Events of Default"; and (16) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. (Section 301) Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purpose and at any other office or agency maintained for such purpose. (Sections 305 and 1002) Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company, and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section
1003)

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed "Book-Entry System" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

     The Debt Securities of such series will be represented by one or more global securities (collectively, a "Global Security") registered in the name of a depositary (the "Depositary") or a nominee of the Depositary identified in the Prospectus Supplement relating to such series. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary, or its nominee, is the registered holder and owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the Indenture. Except as set forth below or as otherwise provided in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the Indenture or such Global Security. (Section 305)

     Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture or such Global Security. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Debt Securities or an owner of a beneficial interest in a Global Security desires to take any action that the Depositary, as the holder of such Global Security is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     The Company expects that that Depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Neither the Company nor the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for any Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof or (iii) an Event of Default has occurred and is continuing with respect to the Debt Securities. (Section 305) Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company. If so indicated in the applicable Prospectus Supplement, certain covenants contained in the Indenture which are summarized below will be applicable (unless waived or amended) to the series of Debt Securities to which such Prospectus Supplement relates so long as any of the Debt Securities of such series are outstanding. The covenants contained in the Indenture and any series of Debt Securities would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

     Limitations on Liens

     If the Company or any Subsidiary shall, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for or suffer to exist any evidence of indebtedness for money borrowed or evidenced by a bond, debenture, note or other similar instrument, whether or not for money borrowed ("Debt"), secured by a Lien on (1) any Principal Property of the Company or of any Subsidiary or (2) any shares of capital stock or Debt of any Subsidiary (which Debt is then held by the Company or any Subsidiary), the Company will secure or cause such Subsidiary to secure the Debt Securities of any series entitled to the benefit of such covenant equally and ratably with such secured Debt for so long as such secured Debt shall be so secured, unless the aggregate amount of all such secured Debt, together with all Attributable Debt of the Company and its Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties (with the exception of such transactions that are excluded as described in "Limitations on Sale and Leaseback Transactions" below), would not exceed 10% of Consolidated Net Tangible Assets.

     The above restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Liens on property of, or on any shares of capital stock of or Debt of, any corporation existing at the date of the Indenture or at the time such corporation becomes a Subsidiary; (ii) Liens in favor of the Company or any Wholly-owned Subsidiary; (iii) Liens in favor of governmental bodies to secure progress, advance or certain other payments; (iv) (A) if made in the ordinary course of business, Liens as security for the performance of contracts other than in connection with the borrowing of money, deferred purchase price of property or services, an advance of moneys or the securing of Debt, (B) Liens with governmental agencies to qualify the Company or any Subsidiary to do business, maintain self-insurance or obtain certain other benefits, (C) mechanics' Liens, landlord Liens or statutory Liens securing obligations incurred in the ordinary course of business not overdue or being contested in good faith by appropriate proceedings and not incurred directly or indirectly in connection with the borrowing of money, the deferred purchase price of property or services or an advance of moneys, or (D) easements, exceptions, reservations or similar encumbrances on real property that do not materially interfere with the operation of such property or impair the value of such property for the purposes for which such property is or may reasonably be expected to be used by the Company or its Subsidiaries; (v) Liens for taxes, assessments or governmental charges or levies not yet due and payable or payable without penalty or being contested in good faith by appropriate proceedings; (vi) Liens created by or resulting from any litigation or legal proceeding that is being contested in good faith by appropriate proceedings, Liens arising out of judgments or awards as to which the time for prosecuting an appeal or proceeding for review has not expired, or Liens arising out of individual final judgments or awards in amounts of less than $100,000, provided that the aggregate amount of all such individual final judgments or awards shall not at any one time exceed $1,000,000; (vii) Liens on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), and purchase money and construction Liens that are entered into within 360 days after the latest to occur of the acquisition, completion of construction or the commencement of full operation of such property; (viii) Liens securing industrial revenue or pollution control bonds;
(ix) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; and (x) any extension, renewal or refunding of any Lien referred to in the foregoing clauses (i) through (ix), inclusive, to the extent the amount of Debt secured by such Lien is not increased from the amount originally so secured. (Section 1008)

     Limitations on Sale and Leaseback Transactions

     Neither the Company nor any Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt of the Company and its Subsidiaries with respect to all such transactions plus all secured Debt (with the exception of secured Debt which is excluded as described in "Limitations on Liens" above) would not exceed 10% of Consolidated Net Tangible Assets.

     This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any Sale and Leaseback Transaction if (i) the lease is for a period, including renewal rights, not in excess of three years; (ii) the sale or transfer of the Principal Property is made within 180 days after the latest to occur of the acquisition, construction or the commencement of full operation of such property; (iii) the lease secures or relates to industrial revenue or pollution control bonds; (iv) the transaction is between the Company and a Wholly-owned Subsidiary or between Wholly-owned Subsidiaries; (v) the lease payment obligation is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation; or (vi) the Company or such Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company (other than Funded Debt subordinate to the Debt Securities) or of any Subsidiary (other than through payment at maturity or a mandatory sinking fund or other mandatory prepayment) or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (a) the net proceeds from the sale of the Principal Property leased or (b) the fair market value of the Principal Property leased. (Section 1009)

     Certain Definitions Applicable to Covenants

     Certain terms defined in Section 101 of the Indenture and applicable to the covenants are summarized below:

     "Attributable Debt" means, as to any particular lease under which the Company or any Subsidiary is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum equal to the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Capital Lease Obligations" means any rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Consolidated Net Tangible Assets" means the net book value of all assets of the Company and its consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its consolidated Subsidiaries (except Funded Debt, minority interests in consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Funded Debt" means (a) all indebtedness of the Company and its Subsidiaries for money borrowed, or evidenced by a bond, debenture, note or other similar instrument, whether or not for money borrowed, maturing on, or renewable or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof (but not including indebtedness under any revolving credit arrangement with banks except for any indebtedness converted pursuant to any such arrangement into a term loan which meets the requirements of this clause (a)), (b) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof, (c) guarantees, direct or indirect, and other contingent obligations of the Company and its Subsidiaries in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (a) or (b) of others (but not including contingent liabilities on customer's receivables sold with recourse), and (d) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (a), (b) or (c).

     "Lien" means any mortgage, pledge, lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any of the foregoing).

     "Nonrecourse Obligation" means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Subsidiary or any assets of the Company or any Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

     "Principal Property" means (a) any real property (including, without limitation, leasehold interests) together with the improvements thereon and the equipment, if any, constituting a part of the facility located thereon (including, without limitation, any warehouse, service center, shopping center or distribution center, wherever located) and (b) other equipment, in each case, of the Company or any Subsidiary and having a book value on the date as of which the determination is being made of more than 1% of Consolidated Net Tangible Assets as most recently determined prior to such date; provided, however, that for purposes of clause (a) above, separate parcels of real property which are operated generally as part of a single facility (such as a single warehouse, service center, shopping center or distribution center) shall be deemed to be a single property, and for purposes of clause (b) above, separate items of equipment that are secured by Liens shall be deemed to be a single property to the extent they are secured by such Liens pursuant to the same financing transaction or a series of related financing transactions.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) default under indebtedness for money borrowed of the Company or any Significant Subsidiary (as defined) having an aggregate outstanding principal amount of at least $25,000,000 or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any such indebtedness of the Company or any Significant Subsidiary, which default either
(i) shall constitute a failure to make a principal payment of at least $25,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or (ii) shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in either case, such indebtedness having been discharged or such default rescinded or annulled within 10 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of that series specifying such default and requiring the Company or such Significant Subsidiary to cause such indebtedness to be discharged or such acceleration to be rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization involving the Company or a Significant Subsidiary; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) No Event of Default described above with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security and indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

     The Indenture provides that the Company will deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate, stating as to each signer thereof that he is familiar with the affairs of the Company and whether or not to the best of his knowledge the Company is in default in the performance and observance of any of the Company's obligations under the Indenture and if the Company shall be in default, specifying all such defaults of which he has knowledge and the nature and status thereof. (Section 1004)

     If an Event of Default shall occur and be continuing with respect to Debt Securities of any series, either the Trustee or the Holders of at least 25% in aggregate principal amount of all Outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Meetings, Modifications and Waiver" below.

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations generally do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal or interest on such Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MEETINGS, MODIFICATIONS AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on any Debt Security, (b) reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment where, or the coin or currency in which, principal, premium, if any, or interest on any Debt Security is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity or Redemption Date, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. (Section 902)

     The Holders of at least 66% in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Securities of that series, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of, any premium on or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction (treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction) no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to the provisions of the Indenture, the Company may elect (i) to defease and be discharged from any and all obligations in respect of such Debt Securities except for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust ("defeasance") or (ii) (A) to omit to comply with certain restrictive covenants in Sections 1005 through 1009 (including the covenants referred to above under "Certain Covenants of the Company") and (B) to deem the occurrence of any event referred to in clauses (d) (with respect to Sections 1005 through 1009 inclusive), (e) and (g) under "Events of Default" above not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series as provided in Section 1303 on or after the date the conditions set forth in Section 1304 are satisfied ("covenant defeasance"), in either case upon the deposit with the Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective Stated Maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement relating to a series may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Thirteen)

     In the event the Company omits to comply with certain covenants of the Indenture with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall, however, remain liable for such payments.

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Debt Security Register. (Sections 101 and 106)

REPLACEMENT OF SECURITIES

     Any mutilated Debt Security will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security before a replacement Debt Security will be issued. (Section 306)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign. (Section 608) The Trustee currently provides certain banking and financial services to the Company in the ordinary course of business and may provide such services in the future.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or a group of underwriters represented by firms including Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may also act as agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the Underwriters and their affiliates from time to time may perform various commercial banking and investment banking services for the Company in the ordinary course of business.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the Debt Securities offered hereby will be passed upon for the Company by Thomas R. Saldin, Esq., Executive Vice President, Administration and General Counsel of the Company, and for any underwriter or agent by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference in its Annual Report on Form 10-K for the year ended February 1, 1996 which is incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report with respect thereto, and have been so incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions. All of the amounts shown are estimates, except the registration fee.

     Registration fee ................................................  $146,578
     Accounting fees and expenses ....................................    30,000
     Legal fees and expenses .........................................    30,000
     Blue Sky fees and expenses ......................................    20,000
     Miscellaneous expenses ..........................................    13,422
                                                                        --------

              Total ..................................................  $240,000
                                                                        ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-Laws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law.

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended ("GCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses that such officer or director actually and reasonably incurred.

     The Registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The GCL permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting personal liability of directors of a corporation for monetary damages arising from breaches of fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit such personal liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) for transactions in which the director received an improper personal benefit.

     The Registrant is insured against liabilities that it may incur by reason of its indemnification of officers and directors in accordance with its By-Laws. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities which might arise out of their directorship or employment, respectively, and not subject to indemnification under the By-Laws.

     The foregoing summaries are necessarily subject to the complete text of the statute, Restated Certificate of Incorporation, By-Laws and agreements referred to above and are qualified in their entirety by reference thereto.

     Reference is made to the Underwriting Agreement and the Distribution Agreement included herein as exhibits to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

     Exhibit No.              Description

          1.1        Form of Debt Securities Underwriting Agreement.

          1.2        Form of Medium-Term Notes Distribution Agreement.

          4.1 Indenture between the Company and First Trust of New York, N.A., as Trustee and successor in interest to the corporate trust business of Morgan Guaranty Trust Company of New York (also previously filed as Exhibit 4.1 included in Registrant's Registration Statement No. 33-46436 and Registration Statement No. 33-49329).

          4.2        Form of Fixed Rate Note.

          4.3        Form of Fixed Rate Medium-Term Note.

          4.4        Form of Floating Rate Note.

          4.5        Form of Floating Rate Medium-Term Note.

          5.1        Opinion of Thomas R. Saldin, Esq.

          12.1       Statement of Computation of Ratio of Earnings to Fixed
                     Charges.

          23.1       Consent of Deloitte & Touche LLP.

          23.2       Consent of Thomas R. Saldin, Esq. (included in Exhibit
                     5.1).

          24.1       Powers of Attorney (See Page II-4).

          25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of New York, N.A.


ITEM 17.  UNDERTAKINGS.

     1.   The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification of liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4.   The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boise, State of Idaho, on April 24, 1996

                                       ALBERTSON'S, INC.

                                       By: /s/ Gary G. Michael
                                          ---------------------------
                                          Gary G. Michael
                                          Chairman of the Board
                                          and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL THOSE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas R. Saldin and A. Craig Olson his or her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                              TITLE                             DATE
         ---------                              -----                             ----

/s/ Gary G. Michael                 Chairman of the Board, Chief            April 24, 1996
- ---------------------------         Executive Officer and Director
       Gary G. Michael              (Principal Executive Officer)


/s/ Richard L. King                 President and Chief Operating           April 24, 1996
- ---------------------------         Officer
       Richard L. King

/s/ John B. Carley                  Chairman of the Executive               April 24, 1996
- ---------------------------         Committee of the Board and
       John B. Carley               Director

/s/ A. Craig Olson                  Senior Vice President, Finance          April 24, 1996
- ---------------------------         and Chief Financial Officer
       A. Craig Olson               (Principal Financial Officer)

/s/ Richard J. Navarro              Group Vice President and Controller     April 24, 1996
- ---------------------------         (Principal Accounting Officer)
       Richard J. Navarro

        SIGNATURE                       TITLE                      DATE

/s/ Kathryn Albertson                  Director              April 24, 1996
- ---------------------------
     Kathryn Albertson

/s/ A. Gary Ames                       Director              April 24, 1996
- ---------------------------
      A. Gary Ames

/s/ Cecil D. Andrus                    Director              April 24, 1996
- ---------------------------
      Cecil D. Andrus

/s/ Paul I. Corddry                    Director              April 24, 1996
- ---------------------------
      Paul I. Corddry

/s/ John B. Fery                       Director              April 24, 1996
- ---------------------------
       John B. Fery

/s/ Clark A. Johnson                   Director              April 24, 1996
- ---------------------------
     Clark A. Johnson

/s/ Charles D. Lein                    Director              April 24, 1996
- ---------------------------
      Charles D. Lein

             --                        Director              April __, 1996
- ---------------------------
      Warren E. McCain

/s/ Beatriz Rivera                     Director              April 24, 1996
- ---------------------------
       Beatriz Rivera

/s/ J.B. Scott                         Director              April 24, 1996
- ---------------------------
        J.B. Scott

/s/ Will M. Storey                     Director              April 24, 1996
- ---------------------------
       Will M. Storey

/s/ Steven D. Symms                    Director              April 24, 1996
- ---------------------------
      Steven D. Symms

                               INDEX TO EXHIBITS
                                                                    Sequentially
                                                                      Numbered
Exhibit                        Description                              Page
- -------    -----------------------------------------------------    ------------
  1.1      Form of Debt Securities Underwriting Agreement.

  1.2      Form of Medium-Term Notes Distribution Agreement.

  4.1 Indenture between the Company and First Trust of New York, N.A., as Trustee and successor in interest to the corporate trust business of Morgan Guaranty Trust Company of New York (also previously filed as Exhibit
           4.1 included in Registrant's Registration Statement No. 33-46436 and Registration Statement No. 33-49329).

  4.2      Form of Fixed Rate Note.

  4.3      Form of Fixed Rate Medium-Term Note.

  4.4      Form of Floating Rate Note.

  4.5      Form of Floating Rate Medium-Term Note.

  5.1      Opinion of Thomas R. Saldin, Esq.

  12.1     Statement of Computation of Ratio of Earnings to
           Fixed Charges.

  23.1     Consent of Deloitte & Touche LLP.

  23.2     Consent of Thomas R. Saldin, Esq. (included in
           Exhibit 5.1).

  24.1     Powers of Attorney (See Page II-4).

  25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of New York, N.A.